Exhibit 3.2

Amendment No. 1 to the Bylaws

of

UNITED REFINING ENERGY CORP.

Pursuant to the resolutions adopted by the Board of Directors of United Refining Energy Corp. (the “Corporation”) on December 31, 2007, the following amendments to the Corporation’s Bylaws are hereby adopted effective as of December 31, 2007:

1. Article VIII, Section 1 is hereby deleted in its entirety and replaced with the following:

Section 1. CERTIFICATES. The shares of capital stock of the Corporation may be certificated or uncertificated, as permitted under Section 158 of the General Corporation Law of the State of Delaware. Every holder of capital stock of the Corporation shall be entitled to have a certificate for shares of capital stock of the Corporation signed, in the name of the Corporation by, (a) the Chairman of the Board or Chief Executive Officer and (b) the Chief Financial Officer, the Secretary or an Assistant Secretary, representing the number of shares owned by such stockholder in the Corporation.

2. Article VIII, Section 3 is hereby deleted in its entirety and replaced with the following:

Section 3. LOST, STOLEN OR DESTROYED CERTIFICATES. The Board of Directors may direct that a new certificate be issued (or uncertificated shares be registered in lieu of a new certificate) in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing the issuance of a new certificate (or the registration of uncertificated shares), the Board of Directors may, in its discretion, and as a condition precedent to its issuance (or the registration of uncertificated shares), require the owner of such lost, stolen or destroyed certificate to give the Corporation a bond in such sum as it may direct to indemnify the Corporation against any claim that may be made against it with regard to the allegedly lost, stolen or destroyed certificate.

3. Article VIII, Section 4 is hereby deleted in its entirety and replaced with the following:

Section 4. SURRENDER, TRANSFER AND CANCELLATION. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any transfer of capital stock unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.